Exhibit 16.1

September 15, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Greenlane Holdings, Inc.’s Form 8-K dated September 15, 2021, and have the following comments:

1	We agree with the statements made in paragraphs one through four discussing Greenlane Holding, Inc.’s relationship with Deloitte & Touche LLP.

2	We have no basis on which to agree or disagree with the statements made in paragraph five discussing Greenlane Holding, Inc.’s relationship with Marcum LLP.

Yours truly,

/s/ Deloitte & Touche LLP